UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 9, 2008

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 9, 2008, Forest entered into the First Amendment (the “First Amendment”) to its second amended and restated combined credit agreements dated as of June 6, 2007.  The First Amendment exercises an accordion option to increase the commitments under the combined credit agreements from $1,000,000,000 up to $1,800,000,000, establishes the global borrowing base at $1,800,000,000, and amends certain definitions and covenants.   The amended credit agreements consist of a $1,650,000,000 U.S. credit facility (the “U.S. Facility”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., and a $150,000,000 Canadian credit facility (the “Canadian Facility”, and together with the U.S. Facility, the “Credit Facilities”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., Toronto Branch.  The Credit Facilities will mature in June 2012.

Forest’s availability under the Credit Facilities is governed by a borrowing base (Global Borrowing Base) which is set at $1,800,000,000, with $1,650,000,000 allocated to the U.S. credit facility and $150,000,000 allocated to the Canadian credit facility.  The determination of the Global Borrowing Base is made by the lenders in their sole discretion taking into consideration the estimated value of Forest’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans.  The Global Borrowing Base is redetermined semi-annually and the available borrowing amount could be increased or decreased as a result of such redeterminations.  In addition, Forest and the lenders each have discretion at any time, but not more often than once during any calendar year, to have the Global Borrowing Base redetermined. The Global Borrowing Base is also subject to automatic adjustment under certain circumstances. In the event Forest issues senior notes after May 9, 2008, the Global Borrowing Base will immediately be reduced by an amount equal to $0.30 of every $1.00 principal amount of newly issued senior notes (excluding any senior notes that Forest may issue to refinance senior notes outstanding on May 9, 2008).

The Credit Facilities include terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also include financial covenants.

Under certain conditions, amounts outstanding under the Credit Facilities may be accelerated.  Bankruptcy and insolvency events with respect to Forest or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Facilities.  Subject to notice and cure periods in certain cases, other events of default under either of the Credit Facilities will result in acceleration of the indebtedness under the facilities at the option of the lenders.  Such other events of default include non-payment, breach of warranty, non-performance of obligations under the Credit Facilities (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, a failure of the liens securing the Credit Facilities, and an event of default under the Canadian Facility.

The Credit Facilities are collateralized by Forest’s assets.  Forest is required to mortgage, and grant a security interest in the greater of 75% of the present value of its consolidated proved oil and gas properties, or 1.875 multiplied by the allocated U.S. borrowing base.   Forest is also required to and has pledged to the lenders the stock of several of its subsidiaries to secure the Credit Facilities.  Under certain circumstances, Forest will be obligated to pledge additional assets as collateral.   If Forest’s corporate credit ratings by Moody’s and S&P meet pre-established levels, the collateral requirements would cease to apply and, at Forest’s request, the banks would release their liens and security interest on Forest’s properties.

From time to time, Forest and the syndication agents, documentation agents, global administrative agent and the other lenders party to the Credit Facilities engage in other transactions, including securities offerings where such parties or their affiliates may serve as an underwriter or initial purchaser of Forest’s securities and/or serve as counterparties to Forest’s derivative agreements.

A complete copy of the First Amendment is included in this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)          Exhibits

Exhibit	Description

10.1

First Amendment dated May 9, 2008 to Second Amended and Restated Combined Credit Agreements dated June 6, 2007, among Forest Oil Corporation, Canadian Forest Oil Ltd., each of the lenders that is a party thereto, JPMorgan Chase Bank, N.A., as Global Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: May 13, 2008	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1

First Amendment dated May 9, 2008 to Second Amended and Restated Combined Credit Agreements dated as of June 6, 2007, among Forest Oil Corporation, Canadian Forest Oil Ltd., each of the lenders that is a party thereto, JPMorgan Chase Bank, N.A., as Global Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.